EXHIBIT N












                            TAX ALLOCATION AGREEMENT



                                     BETWEEN



              ENRON CORP. AND PORTLAND GENERAL ELECTRIC COMPANY AND
                                ITS SUBSIDIARIES

                                TABLE OF CONTENTS

PREAMBLE.......................................................................1

ARTICLE I......................................................................2
     DEFINITIONS...............................................................2

ARTICLE II.....................................................................4
     FILING OF CONSOLIDATED RETURNS............................................4
          2.1  Consent to File.................................................4
          2.2  Cooperation.....................................................5

ARTICLE III....................................................................5
     ALLOCATIONS OF TAX LIABILITIES............................................6
          3.1  Allocation of Consolidated Tax Liability for Earnings and
               Profits Purposes................................................6
          3.2  Allocation of Consolidated Tax Liability and Compensation
               For Tax Differences.............................................6

ARTICLE IV.....................................................................7
     PAYMENTS; CARRYBACKS/CARRYFORWARDS........................................7
          4.1  Intercompany Settlements........................................7
          4.2  Carrybacks and Carryovers of Losses and Credits.................8

ARTICLE V......................................................................8
     ADJUSTMENTS TO CONSOLIDATED TAX LIABILITY.................................8
          5.1  Recomputations..................................................8
          5.2  Member's Liability..............................................8
          5.3  Enron Liability.................................................8
          5.4  Interest and Penalties..........................................9

ARTICLE VI.....................................................................9
     MISCELLANEOUS.............................................................9
          6.1  Term of this Agreement..........................................9
          6.2  Assignability...................................................9
          6.3  Effect of Changes to the Code...................................9
          6.4  Disqualification of a Member....................................9
          6.5  Other Taxes; Unitary Taxes.....................................10
          6.6  Record Retention...............................................10
          6.7  Binding Effect.................................................10
          6.8  Governing Law..................................................10
SIGNATURES....................................................................11


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                            TAX ALLOCATION AGREEMENT
                                     BETWEEN
                ENRON CORP. AND PORTLAND GENERAL ELECTRIC COMPANY


     THIS TAX ALLOCATION AGREEMENT ("Agreement") is made and entered into effective as set forth in Section 6.1, between Enron Corp., ("Enron"), Portland General Electric Company, ("PGE"), Portland General Transport Corp. ("PGT"), 121 S.W. Salmon St. Corp. ("SWS"), World Trade Center Northwest Corp. ("WTC"), Salmon Springs Hospitality Group, Inc. ("SSH"), Efficiency Services Group, Inc. ("ESG") and Portland General Resource Development, Inc. ("PGRD"). Enron, PGE, PGT, SWS, WTC, SSH, ESG and PGRD may be collectively referred to hereinafter as the "Parties" and individually as a "Party."

                                    PREAMBLE

     WHEREAS, one hundred percent (100%) of the outstanding common stock of PGE is owned by Enron; and

     WHEREAS, one hundred percent (100%) of the outstanding common stock of PGT, SWS, SSH, ESG and PGRD is owned by PGE; and

     WHEREAS, one hundred percent (100%) of the outstanding common stock of WTC is owned by SWS; and

     WHEREAS, as of the effective date of this Agreement, Enron is the "common parent" corporation of an "affiliated group" of corporations (as such terms are used in ss. 1504(a) of the Internal Revenue Code of 1986, as amended--hereinafter "Code"), and such affiliated group includes PGE, PGT, SWS, WTC, SSH, ESG and PGRD; and

     WHEREAS, Enron and PGE recognize the importance under the "normalization" provisions of Code ss. 168(i)(9) for federal tax purposes and those comparable provisions for state and local tax purposes to have the tax consequences of each of their respective operations accounted for as if each Party filed federal income tax returns on a "stand-alone" basis; and

     WHEREAS, so long as it continues to be permissible under the federal income tax laws and the applicable state and local tax laws to file consolidated income tax returns, the Parties to this Agreement believe that it will be in their best interests to file (and continue to file) such consolidated income tax returns; and

     WHEREAS, the Parties have always accounted for their respective operations as if each Party filed income tax returns on a "stand-alone" basis, and continue to believe that the apportionment and allocation of federal income and other tax liabilities among and between the Parties to this Agreement are also deemed desirable; and


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

     WHEREAS, the Parties to this Agreement wish to confirm in writing their understanding as to certain matters and procedures pertaining to their federal income tax, Other Taxes, and Unitary Tax as previously followed and accounted for; and

     WHEREAS, under custom and practice of the Consolidated Group the definitional and operational provisions of this Agreement are applicable to all of those entities (i.e., "Members") included in the Consolidated Group, the purpose of this Agreement is to more particularly articulate in writing such provisions as they may apply to PGE, PGT, SWS, WTC, SSH, ESG and PGRD as Members of the Consolidated Group vis-a-vis their relationship to Enron.

     NOW, THEREFORE, the Parties to this Agreement, for good and valuable consideration, agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     In addition to any defined terms which may have their meanings ascribed to them elsewhere in this Agreement, the following defined terms shall have the following meanings:

          "Agreement" means this Tax Allocation Agreement.

          "Code" means the Internal Revenue Code of 1986, as amended, or corresponding provisions of any subsequent federal tax laws. Reference to the Code also includes any applicable and corresponding provisions of the Treasury Regulations.

          "Consolidated Alternative Minimum Tax Liability" means, for any tax year, the amount of the Consolidated Group's consolidated alternative minimum tax liability computed in accordance with Code Sections 55, 1502, and 1503, and shown on a Consolidated Return.

          "Consolidated Group" means the "affiliated group" of corporations of which Enron is the "common parent corporation" and PGE, PGT, SWS, WTC, SSH, ESG and PGRD are "includible corporations," as such terms are defined in Code
Section 1504(a)(1).

          "Consolidated Minimum Tax Credit" means, for any tax year, the amount of the Consolidated Group's consolidated minimum tax credit computed in accordance with Code Sections 53, 1502, and 1503, and shown on a Consolidated Return.

          "Consolidated Return(s)" ("CR") means the consolidated federal income tax return of the Consolidated Group for each taxable year as filed or to be filed by Enron on behalf of the Consolidated Group, including PGE, PGT, SWS, WTC, SSH, ESG and PGRD.


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

          "Consolidated Tax Liability" means, except as provided below, for any tax year, the consolidated federal income tax liability computed in accordance with Section 1.1502-2 of the Treasury Regulations and shown on a Consolidated Return, taking into account all credits to which the Consolidated Group is entitled under the Code (including foreign tax credits), but not taking into account any Consolidated Alternative Minimum Tax Liability or any Consolidated Minimum Tax Credit.

          "Credit Member" means a Member whose losses and/or credits have resulted in a Tax Difference for one or more Members.

          "CR Tax" means, for any tax year, the amount of Consolidated Tax Liability allocated to a Member pursuant to Article III, Section 3.2 of this Agreement.

          "Future Subsidiary" and "Future Subsidiaries" mean a Subsidiary or those Subsidiaries, respectively, which are not currently a party to this Agreement in the capacity as a Present Subsidiary or Present Subsidiaries.

          "IRS" means the Internal Revenue Service.

          "Member" means Enron, a Present Subsidiary or Future Subsidiary. "Members" mean Enron, the Present Subsidiaries, and any Future Subsidiaries. Unless otherwise noted, particular reference to a "Member" in this Agreement shall refer to a Present Subsidiary.

          "Other Taxes" means any taxes (including any penalties and interest) other than federal income taxes and the federal environmental tax under Code
Section 59A, and Unitary Tax. Other Taxes shall include, but shall not be limited to, state and local income taxes, franchise taxes, severance taxes, gross receipts taxes, ad valorem taxes, foreign income taxes, transfer taxes, and excise taxes.

          "Present Subsidiary" means any Subsidiary which is a party to this Agreement. At the date of original execution of this Agreement, the Present Subsidiaries (for purposes of this Agreement) are PGE, PGT, SWS, WTC, SSH, ESG and PGRD.

          "Subsidiary" means any subsidiary of Enron and/or PGE (as a Present Subsidiary), i.e., any corporation which would be an includible member of an affiliated group of which Enron would be the ultimate common parent corporation within the meaning of Code Section 1504(a)(1)) in the individual sense. A Subsidiary includes both a Present Subsidiary and any Future Subsidiary. "Subsidiaries" shall mean any such subsidiaries of Enron and/or PGE, in the collective sense.

          "SR Tax" means, with respect to any tax year, the "separate return" tax liability of a Member as determined pursuant to Section 1.1552-1(a)(2)(ii) of the Treasury Regulations, except that such determination shall not take into account (i) any net operating losses or tax credits which are not utilized in the computation of


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Consolidated Tax Liability and (ii) any alternative minimum tax liability or
(iii) any Consolidated Minimum Tax Credit.

          "Tax Difference" means, with respect to a Member for any tax year, the excess of SR Tax over such Member's CR Tax, if any.

          "Tax Difference Member" means, with respect to any tax year, a Member who has a Tax Difference.

          "Treasury Regulations" mean the federal income tax regulations issued as the official Treasury Department's interpretation of the Internal Revenue Code. The term shall include proposed regulations, temporary regulations, and final regulations.

          "Unitary Taxes" means state income tax reported on a Unitary Tax
Return.

          "Unitary Tax Return" means a state income tax return which reflects combined reporting (on either a domestic or worldwide basis) of the Members' net income on an apportioned basis.

                                   ARTICLE II

                         FILING OF CONSOLIDATED RETURNS

     2.1 Consent to File.

          (a) Enron and the Present Subsidiaries hereby consent, and agree to cause any Future Subsidiary to consent, to the extent necessary, to the filing of Consolidated Returns, including the tax year ended December 31, 2002, and for each year thereafter in which Enron and the Present Subsidiaries or Future Subsidiary are eligible to file Consolidated Returns, until such time as Enron, in the exercise of its sole discretion, elects to refrain from filing Consolidated Returns. Such agreement reflects prior practice of Enron and the Present Subsidiaries and their intention to continue such practice absent an amendment to or termination of this Agreement.

          (b) Enron and the Present Subsidiaries agree to furnish and cause each Future Subsidiary to furnish, all information and to execute all elections and other documents which may be necessary or appropriate to evidence such consent and to prepare and file such Consolidated Returns and such applications for extension of time to file such Consolidated Returns as Enron may from time to time request.

          (c) Enron and the Present Subsidiaries agree, and shall cause each Future Subsidiary to agree, that Enron shall be authorized to and shall undertake those actions which are within the scope of Enron's "agency" (within the meaning of and pursuant to Section 1.1502-77(a) of the Treasury Regulations) in connection with a Consolidated Return, including, without limitation:


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               (i) taking any and all action necessary or incidental to the preparation and filing of a Consolidated Return;

               (ii) making elections and adopting accounting methods;

               (iii) filing all extensions of time, including extensions of time for payment of tax under Section 6161 and other sections of the Code;

               (iv) filing claims for refund or credit;

               (v) giving waivers or bonds;

               (vi) executing closing agreements, settlement agreements, offers in compromise, and all other documents;

               (vii) obtaining private letter rulings or technical advice memoranda; and

               (viii) contesting (both administratively and judicially) the proposal of adjustments to tax liability and the assessment of any deficiency.

It is intended that the Present Subsidiaries shall not have any authority to act for or to represent themselves in any such matter to which this paragraph relates; however, to the extent any such matter described in this Section 2.1 relates to a Present Subsidiary or to a Future Subsidiary, Enron agrees to timely apprise PGE's management and tax personnel regarding such matter. Furthermore, Enron agrees that in those situations when it is exercising its agency to settle proposed adjustments to the federal income tax liability of the Consolidated Group, it will, with regard to any tax issue which could impact the Subsidiaries, timely apprise such Subsidiaries' management and tax personnel of the plans for settling such issue.

     2.2 Cooperation.

          (a) Enron and PGE agree to cooperate, and Enron and PGE agree to cause each Present and Future Subsidiary to cooperate, with Enron in filing any return or consent or taking any other action contemplated by this Agreement and agrees to take such action as Enron may request in connection therewith. Enron and PGE agree that Enron shall bear its own costs in meeting its obligation to prepare and file Consolidated Returns pursuant to this Article 2 of the Agreement.

          (b) The authorization and obligations set forth herein under Article II shall survive the termination of this Agreement with respect to any tax year (or portion thereof) ending on or prior to termination of this Agreement.


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

                                   ARTICLE III

                         ALLOCATIONS OF TAX LIABILITIES

     3.1 Allocation of Consolidated Tax Liability for Earnings and Profits Purposes. With respect to the determination of earnings and profits for federal income tax purposes (as described under Treasury Regulation Section 1.1502-33(d)), the Present Subsidiaries shall have allocated to them that portion of the Consolidated Tax Liability determined in accordance with the method set forth in Code Section 1552(a)(1) and Treasury Regulation Section 1.1552-1(a)(1), all as required under Treasury Regulation Section 1.1552-1(c)(1).

     3.2 Allocation of Consolidated Tax Liability and Compensation for Tax Differences.

          (a) The Parties shall allocate the Consolidated Tax Liability for each taxable period among the Members and compensate a Member for the use of its net operating losses and/or tax credits in arriving at the Consolidated Tax Liability pursuant to the following steps:

               (i) Step One: Except as provided herein, the Consolidated Tax Liability shall be allocated to each Present Subsidiary in accordance with Treasury Regulation Section 1.1552-1(a)(1) (i.e., Consolidated Tax Liability allocated on the basis of "separate return" taxable income to total consolidated income) and the amount allocated to a Present Subsidiary shall be its CR Tax. Each Present Subsidiary shall be liable for and pay to Enron, pursuant to the provisions of Article IV of this Agreement, the amount of its CR Tax.

               (ii) Step Two: The Tax Difference, if any, shall be calculated with respect to each Present Subsidiary and if a Present Subsidiary is a Tax Difference Member it shall be liable for and pay to Enron, pursuant to the provisions of Article IV of this Agreement, the amount of its Tax Difference.

               (iii) Step Three: Enron shall be liable for and pay to each Present Subsidiary, if it is a Credit Member, the portion of the total Tax Difference attributable to it as a Credit Member, determined in accordance with the "percentage method" requirements of Treasury Regulation Section 1.1502-33(d)(3). Such payments will be equal to: (y) in the case of net operating losses, the product of (1) the amount of net operating losses of such Credit Member claimed as deductions in computing the Consolidated Tax Liability used in the calculation of the Tax Difference times (2) the statutory tax rate applicable to the Consolidated Return filed for the tax period in which the net operating losses are claimed as deductions; and (z) in the case of tax credits, one hundred percent (100%) of the tax credits of such Credit Member utilized in the determination of Consolidated Tax Liability, reduced by the amount by which the SR Tax of the Credit Member, computed without regard to such credits, exceeds the CR tax of the Credit Member.


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          (b) The following rules shall apply in carrying out the steps of
Section 3.2(a) of this Agreement:

               (i) In determining the "net operating loss" of a Present Subsidiary if a Credit Member, the principles of Revenue Ruling 66-374, 1966-2 C.B. 427, shall be utilized;

               (ii) In no event shall a Tax Difference payment be made to a Present Subsidiary, if a Credit Member, unless the net operating loss and/or tax credit to which such payment relates resulted in a reduction in the Consolidated Tax Liability; and

               (iii) In calculating the amount of Tax Difference resulting from a carryback or carryover of net operating losses, adjustment shall be made to the SR Tax for such prior year or subsequent year as required under Code Sections 172(b)(2) and 172(d). For purposes of this calculation, the election under Section 172(b)(3) of the Code shall be in the sole discretion of Enron.

          (c) The liability of a Present Subsidiary to Enron for the amount of its CR Tax and Tax Difference, if any, shall be represented on the books of the Present Subsidiary and Enron as an account payable and account receivable, respectively. The liability of Enron to a Present Subsidiary, if a Credit Member, for the portion of total Tax Difference attributable to it shall be represented on the books of Enron and the Present Subsidiary as an account payable and account receivable, respectively, as provided for under Article IV.

                                   ARTICLE IV

                       PAYMENTS; CARRYBACKS/CARRYFORWARDS

     4.1 Intercompany Settlements.

          (a) The intercompany accounts established for each Present Subsidiary shall be adjusted as of the "accounting close" following the end of each month so as to reflect each Present Subsidiary's obligations and entitlements under Sections 3, 4 and 5. If a Present Subsidiary has a liability to Enron for a month, the intercompany accounts shall be settled in cash by the earlier of (i) 15 days after each calendar quarter-end or (ii) immediately prior to a Present Subsidiary ceasing to be a member of the Consolidated Group. If Enron has a liability to a Present Subsidiary for a month, Enron shall settle its obligation in cash immediately upon determination of such liability.

          (b) On or before the ninetieth (90th) day after the date of the filing of a Consolidated Return for a tax period, each Present Subsidiary's intercompany payable account vis-a-vis Enron shall be increased for the tax period (or any relevant portion thereof) so as to reflect any additional Tax Difference attributable to such Present Subsidiary that has not previously been recorded in the intercompany accounts.


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          (c) On or before the ninetieth (90th) day after the date of the filing of a Consolidated Return for a tax period, each Present Subsidiary's intercompany receivable account vis-a-vis Enron shall be increased for the tax period (or any relevant portion thereof) so as to reflect any additional Tax Difference attributable to such Present Subsidiary (as a Credit Member) that has not previously been recorded in the intercompany accounts.

     4.2 Carrybacks and Carryovers of Losses and Credits. If part or all of any unused consolidated net operating loss or tax credit is allocated to a Present Subsidiary pursuant to Section 1.1502-79 of the Treasury Regulations, and it is carried back or forward to a year in which the Present Subsidiary filed a separate income tax return or was included in a consolidated federal income tax return with another affiliated group, any refund or reduction in federal income tax liability arising from the carryback or carryover shall be retained (or, if appropriate, credited to such Present Subsidiary if a refund is received by another Member) by such Present Subsidiary.

                                    ARTICLE V

                    ADJUSTMENTS TO CONSOLIDATED TAX LIABILITY

     5.1 Recomputations. If a Consolidated Tax Liability is adjusted for any taxable period, whether such adjustment is by means of an amended return, claim for refund, or examination by the IRS, the calculations made under Article IV of this Agreement shall be recomputed by giving effect to such adjustments. In all cases the recomputations required by the preceding sentence shall be performed consistently with the definition of "Consolidated Tax Liability," which requires that consolidated federal income tax liability be computed in accordance with
Section 1.1502-2 of the Treasury Regulations, which generally requires (i) that taxable income of the Consolidated Group be determined, (ii) that tax liability for the Consolidated Group be determined based on such consolidated taxable income, and (iii) that credit then be applied against the tax on the consolidated taxable income.

     5.2 Member's Liability. If, following such recomputation, a Present Subsidiary is liable to Enron for additional CR Tax or Tax Difference, the Present Subsidiary's intercompany payable account shall be increased so as to reflect such additional amount within ninety (90) days after the earlier of either of the following events which relate to such recomputation: (i) Enron files an amended Consolidated Return; or (ii) Enron settles an examination with the IRS.

     5.3 Enron Liability. If, following such recomputation, Enron is liable to a Present Subsidiary, as a Credit Member, for an increase in the portion of the total Tax Difference attributable to such Present Subsidiary, the Present Subsidiary's intercompany receivable account shall be credited by Enron so as to reflect such benefit. Such adjustment shall be made at the following times: if Enron is in a net refund position with respect to such recomputation, the adjustment shall be made under this Section 5.3 within


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ninety (90) days of receipt of the refund; otherwise, within ninety (90) days after Enron makes payment to the IRS with respect to such recomputation.

     5.4 Interest and Penalties. Any interest and/or penalty not specifically allocated to a Present Subsidiary by the IRS may be allocated to a Present Subsidiary upon such basis as Enron deems just and proper after consulting with PGE's management and tax personnel and in view of all applicable circumstances.

                                   ARTICLE VI

                                  MISCELLANEOUS

     6.1 Term of this Agreement.

          (a) This Agreement is effective for all "open years" under Code
Section 6501 and the applicable state and local provisions for purposes of federal income taxes, Unitary Taxes of the Members, and Other Taxes, including the tax year ended December 31, 2002. As such, this Agreement shall apply to all taxable years or portions thereof (including those prior to the date of this Agreement) for which a Consolidated Return or Unitary Tax Return was or is filed with respect to a Present Subsidiary that were included as part of such Return(s), unless Enron and the Present Subsidiary agree in writing to another arrangement or otherwise agree to terminate this Agreement. Notwithstanding such termination, this Agreement shall continue in effect with respect to any payment or refund due for all taxable periods prior to termination. Nothing herein shall be construed to prevent Enron from terminating its election to file a Consolidated Return.

               (b) Enron and PGE agree to cause and permit each Future Subsidiary to join in, and become parties to, this Agreement having rights and obligations comparable to the rights and obligations of Present Subsidiaries.

     6.2 Assignability. The rights and obligations under this Agreement of the parties to this Agreement may not be assigned by a Party without the prior written and unanimous consent of the other Parties to this Agreement.

     6.3 Effect of Changes to the Code. Any alteration, modification, addition, deletion, or other change in the federal income tax laws or regulations relating to consolidated federal income tax returns shall automatically be applicable to this Agreement, provided, however, that if all the Parties to this Agreement unanimously agree, this Agreement shall be amended or terminated in the event of any such alteration, modification, addition, deletion or other change.

     6.4 Disqualification of a Member. Failure of a Present Subsidiary to continue to qualify as a Member shall not operate to terminate this Agreement with respect to the other Members as long as Enron and one other Member continue to so qualify.


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     6.5 Other Taxes; Unitary Taxes. To the extent a Present Subsidiary is permitted or required to file consolidated or combined returns (including Unitary Tax Returns) with one or more related parties that may or may not be Subsidiaries, such Other Taxes and Unitary Taxes shall be allocated among the Members in accordance with the principles and provisions of this Agreement including, without limitation, the principles and provisions in respect of payments and adjustments.

     6.6 Record Retention. Enron and PGE shall make available, and Enron and/or PGE shall cause the Present and Future Subsidiaries to make available, to Enron all materials (including, without limitation, returns, supporting schedules, work papers, correspondence, and other documents) relating to the Consolidated Returns filed for the taxable years during which this Agreement was in effect during regular business hours for a period that is not less than the applicable Federal record retention requirement period.

     6.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Parties hereto; but no assignment shall relieve any party's obligations hereunder without the written consent of the other parties. In the event PGE leaves the Consolidated Group, it shall be bound, nevertheless, by this Agreement with respect to any matter which involves a taxable year (or portion thereof) during which it was included in a Consolidated Return.

     6.8 Governing Law. This Agreement shall be governed by the laws of the State of Oregon.


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     IN WITNESS THEREOF, the Parties hereto have caused their names to be subscribed and executed by their respective authorized officers as indicated.

                                   ENRON CORP.

                                   By:   /s/ Jordan Mintz
                                         ----------------

                                   Name: Jordan Mintz

                                   Title: Managing Director and General Counsel



                                   PORTLAND GENERAL ELECTRIC COMPANY

                                   By:   /s/ Peggy Fowler
                                         ----------------

                                   Name: Peggy Fowler

                                   Title: CEO/President



                                   PORTLAND GENERAL TRANSPORT CORP.

                                   By:   /s/ James J. Piro
                                         -----------------

                                   Name: James J. Piro

                                   Title: Treasurer



                                   121 S.W. SALMON ST. CORP.

                                   By:   /s/ James J. Piro
                                         -----------------

                                   Name: James J. Piro

                                   Title: Treasurer



                                   WORLD TRADE CENTER NORTHWEST CORP.

                                   By:   /s/ James J. Piro
                                         -----------------

                                   Name: James J. Piro

                                   Title: Treasurer


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                                   SALMON SPRINGS HOSPITALITY GROUP, INC.

                                   By:   /s/ James J. Piro
                                         -----------------

                                   Name: James J. Piro

                                   Title: Treasurer



                                   EFFICIENCY SERVICES GROUP, INC.

                                   By:   /s/ James J. Piro
                                         -----------------

                                   Name: James J. Piro

                                   Title: Treasurer



                                   PORTLAND GENERAL RESOURCE  DEVELOPMENT, INC.

                                   By:   /s/ James J. Piro
                                         -----------------

                                   Name: James J. Piro

                                   Title: Sr. Vice President




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